SILVER SCREEN PARTNERS

                             Second Quarter Report

                                  June 30, 1998

Dear Limited Partner:

     Progress has been made in the Partnership's efforts to settle the sale of the rights to the seven films in its portfolio and dissolve the Partnership. Recently, the Partnership successfully resolved all issues with the film industry guilds. However, the Partnership cannot dissolve until the rights are sold.

     It is important to remember that the complexity of finalizing film rights, the limited nature of the rights to the films (we hold only the U.S. video and ancillary rights), the resolution of all outstanding tax issues and the film portfolio itself (which did not perform well), all contribute to the lengthy process of completing the sale. We are confident that the film rights will be sold in the next quarter and that the Partnership will dissolve prior to year end.

     If  you  need  any  assistance,   please  contact  our  Investor  Relations
Department between the hours of 10 A.M. and 2 P.M., Eastern Standard Time.



Sincerely,

/s/ Roland W. Betts
--------------------

Roland W. Betts
President

BALANCE SHEETS (UNAUDITED)
--------------------------



                                                June 30, 1998    Dec. 31, 1997
                                                -------------    -------------
ASSETS

Current assets:
Cash .......................................                      $    15,583
Temporary investments (at cost, plus accrued             --
  interest which approximates market) ......     $ 2,053,835        2,650,398
                                                 -----------      -----------
                                                 $ 2,053,835      $ 2,665,981
                                                 ===========      ===========
LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
Cash overdraft .............................     $     5,582              --
Due to managing general partner ............          47,795      $    18,165
                                                 -----------      -----------
Total current liabilities ..................          53,377           18,165
Other liabilities ..........................            --            598,273
                                                 -----------      -----------
Total liabilities ..........................          53,377          616,438
                                                 -----------      -----------
Partners' equity:
General partners ...........................        (720,091)        (719,600)
Limited partners ...........................       2,720,549        2,769,143
                                                 -----------      -----------
Total partners' equity .....................       2,000,458        2,049,543
                                                 -----------      -----------
                                                 $ 2,053,835      $ 2,665,981
                                                 ===========      ===========


                       See notes to financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)
------------------------------------


                                                     Three Months        Six Months      Three Months        Six Months
                                                            Ended             Ended             Ended             Ended
                                                    June 30, 1998     June 30, 1998     June 30, 1997     June 30, 1997
                                                    -------------     -------------     -------------     -------------
REVENUES:

Film revenues ..................................       $   --            $  3,595          $  4,559          $  7,163
Interest income ................................         31,988            66,537            40,243            80,187
                                                       --------          --------          --------          --------
                                                         31,988            70,132            44,802            87,350
COSTS AND EXPENSES:

Film industry guilds obligation ................         30,187            30,187              --                --
General and administrative expenses ............         51,560            89,030            31,122            66,154
                                                       --------          --------          --------          --------
Net (loss) income ..............................       $(49,759)         $(49,085)         $ 13,680          $ 21,196
                                                       ========          ========          ========          ========
NET INCOME ALLOCATED TO:

General partners ...............................       $   (498)         $   (491)         $    137          $    212
Limited partners ...............................        (49,261)          (48,594)           13,543            20,984
                                                       ========          ========          ========          ========
                                                       $(49,759)         $(49,085)         $ 13,680          $ 21,196
                                                       ========          ========          ========          ========
Net (loss) income per a $500 limited partnership
  unit (based on 165,639 units outstanding) ....       $  (0.30)         $  (0.29)         $   0.08          $   0.13
                                                       ========          ========          ========          ========




                        See notes to financial statements


STATEMENTS OF PARTNERS' EQUITY (UNAUDITED)
------------------------------------------

                                                   Year Ended December 31, 1997
                                             and Six Months Ended June 30, 1998
                                      ==========================================
                                       General        Limited
                                       Partners       Partners         Total
                                      -----------    -----------    -----------

Balance, January 1, 1997 .........    $  (719,930)    $ 2,736,466   $ 2,016,536
Net income, 1997 .................            300          32,677        33,007
Distributions, 1997 ..............           --              --            --
                                      -----------     -----------   -----------
Balance, December 31, 1997 .......       (719,600)      2,769,143     2,049,543
NET LOSS, SIX MONTHS 1998 ........           (491)        (48,594)      (49,085)
DISTRIBUTIONS DURING
 SIX MONTHS 1998 .................           --              --            --
                                      -----------     -----------   -----------
                                      $  (720,091)    $ 2,720,549   $ 2,000,458
                                      ===========     ===========   ===========



                       See notes to financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)
------------------------------------

                                                       Six Months     Six Months
                                                            Ended          Ended
                                                    June 30, 1998  June 30, 1997
                                                    -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income ...............................     $ (49,085)     $  21,196
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Increase in accrued interest receivable .....        (3,437)       (23,713)
  Net change in operating assets and liabilities:
    Increase in due to managing general partner .        29,630          4,965
    Decrease in other liabilities ...............      (598,273)      (173,000)
                                                      ---------      ---------
Net cash used in operating activities ...........      (621,165)      (170,552)
                                                      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of temporary investments, net ..............       600,000        172,989
                                                      ---------      ---------
Net cash provided by investing activities .......       600,000        172,989
                                                      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners .......................          --             --
                                                      ---------      ---------
Net cash used in financing activities ...........          --             --
                                                      ---------      ---------
Net (decrease) increase in cash .................       (21,165)         2,437
Cash, beginning of year .........................        15,583         27,424
                                                      ---------      ---------
(Cash overdraft) cash at end of six months ......     $  (5,582)     $  29,861
                                                      =========      =========


                       See notes to financial statements.

NOTES TO THE FINANCIAL STATEMENTS


TEMPORARY INVESTMENTS
---------------------

     Temporary investments represent investments in commercial paper.


FILM REVENUES
-------------

     The film investments aggregated approximately $73,000,000 and have been fully amortized. Film revenues are recognized when earned as reported by each distributor. During the first six months of 1998, the Partnership received approximately $3,595 in film revenues.

     The Partnership resolved all issues with the film industry guilds and recognized an expense of $30,187, which represents the difference between the settlement amounting to $628,460 and the reserve for other liabilities of $598,273.

     The Partnership expects to dissolve by the end of 1998 upon final disposition of the remaining assets.

Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700



   (c) 1998 Silver Screen Management, Inc.















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